Exhibit 99
AT THE COMPANY
Donald Hildebrand / Jennifer Nelms
(404) 727-0971
FOR IMMEDIATE RELEASE
21 JUNE 2007
GeoVax Contracts Althea Technologies for Phase 2 AIDS Vaccine Production
ATLANTA, Ga., 21 June 2007 – GeoVax Labs, Inc. (OTC BB: GOVX), an Atlanta based biotechnology company, announced it engaged Althea Technologies, Inc., San Diego, CA, as contract manufacturer for its HIV-1 DNA (AIDS) vaccine. This vaccine will be utilized in GeoVax’s advanced Phase 2 human trials planned for early 2008.
GeoVax AIDS vaccines are designed to prevent development of Acquired Immunodeficiency Disease (AIDS) caused by the virus known as HIV-1 by vaccinating individuals prior to AIDS virus infection. The vaccine regimen employs a “prime-boost strategy.” Trial participants are administered GeoVax HIV-1 DNA vaccine which “primes” the immune system followed by GeoVax’s HIV-1 MVA (Modified Vaccinia Virus) boost. Both vaccines deliver over 50% of the AIDS virus components but can’t cause AIDS. Safety and immunological results from earlier and ongoing human trials are very encouraging thus supporting planned acceleration of large scale Phase 2 clinical studies.
Summary of Human Trial Results
Ongoing GeoVax preventive HIV/AIDS vaccine human trials indicated:
•	Very acceptable safety profiles in 1/10th dose trials started April 2006

•	1/10th dose of vaccine stimulates potentially protective anti-HIV immune responses in up to 100% of vaccine recipients

•	Highly acceptable safety profiles in ongoing full dose trial started September 2006

•	Full doses of GeoVax vaccine stimulate promising immune responses (complete data not available.)
In ongoing full dose trials, excellent safety data was demonstrated in recipient volunteers. This trial enrolled 36 volunteers with 30 receiving GeoVax AIDS vaccines and 6 receiving placebo. Trial enrollment was completed May 25, 2007.
GeoVax chose Althea to manufacture its DNA vaccine based on its extensive experience in DNA vaccine production and excellent regulatory compliance history. Althea Technologies is a leading provider of biotechnology industry contract services.
Cyndi Tolman, Vice-President of GeoVax Labs Inc., commented, “We are very pleased with Althea as contract manufacturer for our DNA-AIDS vaccines due to their well known expertise in this arena. Manufacturing of vaccines for GeoVax’s Phase 2 human trials is a very important step forward in our development plan and demonstrates our confidence in the future success of our AIDS vaccine program.”

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Human trials utilizing GeoVax’s IADS vaccines are conducted by the HIV Vaccine Trials Network (HVTN) based in Seattle, Washington. The HVTN, funded and supported by the National Institutes of Health, is the largest worldwide clinical trials program devoted to the development and testing of HIV/AIDS vaccines. Preclinical work enabling development of the clinical evaluation of GeoVax’s DNA and MVA vaccines was also funded and supported by the NIH and National Institute of Allergy and Infectious Diseases.
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About GeoVax Labs, Inc. (www.geovax.com)
GeoVax Inc. is an Atlanta, Georgia USA biotechnology company established to develop, license and commercialize the manufacture and sale of human vaccines for diseases caused by HIV-1 [Human Immunodeficiency Virus] and other infectious agents. GeoVax’s DNA and Recombinant MVA:
•	AIDS vaccines protected 22/23 [96%] non-human primates for over 3 1/2 years post-AIDS virus infection – 5 of 6 non-vaccinates controls died of AIDS

•	HIV-AIDS vaccines were satisfactorily manufactured and tested under GMP/GLP – EMEA & FDA guidelines

•	AIDS-DNA vaccine satisfactory completed Phase I human clinical trials

•	GeoVax AIDS vaccines are currently in 2 ongoing human trials with positive immune responses reported in majority of vaccine recipients with good safety.

•	2 Additional Phase 1/2 stage human trials with GeoVax AIDS vaccines are planned for July 2007 with a Phase 2 trial being planned for early 2008.

•	AIDS vaccine technology is protected by 20 issued and filed patent applications
About Althea Technologies, Inc. (www.altheatech.com)
Althea Technologies, a leading San Diego-based pharmaceutical services firm, provides critical manufacturing and development services that support researchers worldwide in their advancement of novel therapies and efforts to apply new genomic information. Althea’s services include cGMP contract manufacturing of recombinant proteins, DNA-based therapeutics and vaccines, aseptic filling, and gene quantification using real-time PCR and gene expression analysis under GLP conditions. Additionally, Althea has introduced new services and technologies for the identification and development of genetic biomarkers with innovative programs such as the company’s proprietary eXpress PathwaySM.
Safe Harbor Statement
All statements in this news release that are not statements of historical fact are forward-looking statements. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties include, but are not limited to, whether; GeoVax can develop these vaccines with the desired characteristics in a timely manner, GeoVax’s vaccines will be determined to be safe for use in humans, GeoVax’s vaccines will be effective in preventing AIDS in humans, the vaccines will receive the regulatory approvals necessary to be licensed and marketed, GeoVax can raise the required capital to complete development of its vaccines, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, and other factors over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. Certain matters discussed in this news release are forward looking statements involving certain risks and uncertainties including, without limitations, risks detailed in the Companies Securities and Exchange Commission filings and reports.

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